Exhibit 99.1

Spartan Motors Reports Third Quarter Net Income of

$13.5 Million; Increases 391%, on 27% sales Growth

Third-Quarter EPS of $0.38; Reaffirms 2017 Sales and Adjusted EBITDA Guidance

CHARLOTTE, Mich., November 1, 2017 - Spartan Motors, Inc. (NASDAQ: SPAR) (“Spartan” or the “Company”) today reported operating results for the third quarter ending September 30, 2017. The Company reported net income of $13.5 million, or $0.38 per share, compared to $2.7 million, or $0.08 per share, in the third quarter of 2016.

Third Quarter 2017 Highlights

For the third quarter of 2017 compared to the third quarter of 2016:

●	Sales increased 27.3% to $189.2 million from $148.7 million.

●	Gross margin improved 300 basis points, or 24.8%, to 15.1% of sales compared to 12.1% of sales.

●

Net income rose $10.7 million, or 390.9%, to $13.5 million, or $0.38 per share, and reflects the release of a $6.3 million, or $0.18 per share, tax valuation allowance recorded in 2015, as a result of the Company’s improved financial condition. This compares to net income of $2.7 million, or $0.08 per share, in the prior year.

●	Adjusted EBITDA increased $5.5 million, or 74.9%, to $12.9 million, or 6.8% of sales, compared to $7.4 million, or 5.0% of sales.

●

Adjusted net income rose 119.7% to $7.4 million, or $0.21 per share, which excludes the $6.3 million, or $0.18 per share, tax valuation allowance adjustment. This compares to adjusted net income of $3.4 million, or $0.10 per share, in the prior year.

●	Emergency Response segment was profitable on both a GAAP and an adjusted basis – achieving $2.5 million of adjusted EBITDA.

●

Backlog was up 97.6% to $537.7 million at September 30, 2017, and reflects the recently announced $214 million USPS order and the acquisition of Smeal in January 2017. This compares to $272.1 million at September 30, 2016.

“We are very pleased with the strong operating results achieved for the quarter,” said Daryl Adams, President and Chief Executive Officer of Spartan Motors. “Not only does it represent, on an adjusted basis, our seventh profitable quarter in a row, it also highlights a significant milestone as our Emergency Response segment returned to profitability generating $2.5 million of adjusted EBITDA for the quarter – up $3.7 million from last year. Our strong financial performance across all business segments reflects a continued focus on sales growth and operational performance by the entire Spartan team.”

Fleet Vehicles and Services (FVS) Third Quarter Results

FVS segment sales increased $0.6 million to $78.6 million from $78.0 million.

Adjusted EBITDA decreased $1.3 million to $8.8 million, or 11.2% of sales, from $10.1 million, or 13.0% of sales, a year ago, primarily due to a large upfit order that did not reoccur in 2017, offset by lean manufacturing activities and the continued implementation of the Spartan Production System.

Segment backlog at September 30, 2017 totaled $292.5 million, up 186.2%, and reflects the recently announced $214 million USPS order. This compares to $102.2 million at September 30, 2016.

Specialty Chassis & Vehicles (SCV) Third Quarter Results

SCV segment revenue increased $18.2 million, or 59.0%, to $49.0 million from $30.8 million. Sales of motorhome chassis increased 65.7% to $37.0 million from $22.3 million, due primarily to increased shipments as a result of market share gains.

Adjusted EBITDA increased $3.8 million, or 287.1%, to $5.1 million, or 10.5% of sales, from $1.3 million, or 4.3% of sales, a year ago, primarily due to increased sales and improved operational performance.

Segment backlog at September 30, 2017 totaled $31.9 million, up 58.4%, compared to $20.1 million at September 30, 2016.

Emergency Response (ER) Third Quarter Results

ER segment revenue increased $23.8 million, or 56.4%, to $65.9 million from $42.1 million. Revenues from the Smeal acquisition contributed to $17.3 million of the increase, with the remaining increase due to increased shipments of complete fire apparatus.

Adjusted EBITDA increased $3.7 million to $2.5 million, or 3.8% of sales, from a loss of $1.2 million a year ago. The increase was primarily the result of increased sales, improved operational performance and warranty cost reduction. Adjusted EBITDA loss in the 2016 third quarter included an adjustment of $1.7 million relating to a legacy product recall.

Segment backlog at September 30, 2017 totaled $213.3 million, up 42.4%, compared to $149.8 million at September 30, 2016.

Acquisition Update

Smeal Fire Apparatus Co. (“Smeal”), which was acquired effective January 1, 2017, is expected to generate approximately $105 million in sales during 2017.

“The tireless efforts of our Spartan integration team are inspiring as we continue to realize more synergies than originally anticipated,” said Adams. “The integration is running ahead of schedule and we will complete the process during the current fourth quarter. We expect the entire Emergency Response segment to be profitable on both a GAAP and an adjusted basis in the fourth quarter of 2017, and it remains on track to return to profitability on an adjusted basis for full year 2017.”

Fourth Quarter and 2017 Outlook

“Looking ahead to the fourth quarter of 2017, which typically has lower sales volumes than the third quarter, we expect to see continued year-over-year sales growth and improved operational performance resulting in eight profitable quarters in a row, on an adjusted basis,” said Rick Sohm, Chief Financial Officer of Spartan Motors.

Based on the Company’s improved earnings trend over the past seven quarters, the valuation allowance recorded in 2015 on certain deferred tax assets was reversed and, as a result, its effective tax rate going forward will be more closely aligned with the statutory rate. This will impact the 2017 fourth quarter and, accordingly, our adjusted EPS guidance for the full year.

The Company is maintaining its previously stated 2017 revenue and adjusted EBITDA mid-point guidance and modifying the income tax expense and adjusted earnings per share guidance as follows:

●	Revenue of $690.0 - $710.0 million.
●	Adjusted EBITDA of $29.3 - $30.3 million.
●	A tax benefit of $3.7 million recorded in the 2017 third quarter and an expected effective tax rate of approximately 35% in the 2017 fourth quarter.
●

Adjusted earnings per share of $0.40 to $0.42, which excludes the $6.3 million, or $0.18 per share, tax valuation allowance adjustment recorded in the 2017 third quarter and includes the impact of the expected fourth quarter income tax expense.

Conference Call, Webcast, Investor Presentation and Investor Information

Spartan Motors will host a conference call for analysts and portfolio managers at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast: www.spartanmotors.com (Click on “Investor Relations” then “Webcasts”)

Conference Call: 1-844-868-8845 (domestic) or 412-317-6591 (international); passcode: 10113640

For more information about Spartan, please visit www.spartanmotors.com.

About Spartan Motors

Spartan Motors, Inc. is a leading designer, engineer, manufacturer and marketer of a broad range of specialty vehicles, specialty chassis, vehicle bodies and parts for the fleet and delivery, recreational vehicle (RV), emergency response, defense forces and contract assembly (light/medium duty truck) markets. The Company's brand names — Spartan Motors, Spartan Specialty Vehicles, Spartan Emergency Response, Spartan Parts and Accessories, Smeal and its family of brands, including Ladder Tower™ and UST®; and Utilimaster®, a Spartan Motors Company — are known for quality, durability, performance, customer service and first-to-market innovation. The Company employs approximately 2,200 associates, and operates facilities in Michigan, Indiana, Pennsylvania, Missouri, Wisconsin, Nebraska, South Dakota; Saltillo, Mexico; and Lima, Peru. Spartan reported sales of $591 million in 2016. Visit Spartan Motors at www.spartanmotors.com.

This release contains several forward-looking statements that are not historical facts, including statements concerning our business, strategic position, financial projections, financial strength, future plans, objectives, and the performance of our products and operations. These statements can be identified by words such as "believe," "expect," "intend," "potential," "future," "may," "will," "should," and similar expressions regarding future expectations. These forward-looking statements involve various known and unknown risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, and likelihood. Therefore, actual performance and results may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could contribute to these differences include operational and other complications that may arise affecting the implementation of our plans and business objectives; continued pressures caused by economic conditions and the pace and extent of the economic recovery; challenges that may arise in connection with the integration of new businesses or assets we acquire or the disposition of assets; restructuring of our operations, and/or our expansion into new geographic markets; issues unique to government contracting, such as competitive bidding processes, qualification requirements, and delays or changes in funding; disruptions within our dealer network; changes in our relationships with major customers, suppliers, or other business partners, including Isuzu; changes in the demand or supply of products within our markets or raw materials needed to manufacture those products; and changes in laws and regulations affecting our business. Other factors that could affect outcomes are set forth in our Annual Report on Form 10-K and other filings we make with the Securities and Exchange Commission (SEC), which are available at www.sec.gov or our website. All forward-looking statements in this release are qualified by this paragraph. Investors should not place undue reliance on forward-looking statements as a prediction of actual results. We undertake no obligation to publicly update or revise any forward-looking statements in this release, whether as a result of new information, future events, or otherwise.

CONTACT:

Rick Sohm Chief Financial Officer Spartan Motors, Inc. (517) 543-6400	Juris Pagrabs, Group Treasurer & Director of Investor Relations Spartan Motors, Inc. (517) 543-6400

Spartan Motors, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except par value)

	September 30,
	2017	December 31,
	(Unaudited)	2016
ASSETS
Current assets:
Cash and cash equivalents	$21,855	$32,041
Accounts receivable, less allowance of $191 and $487	93,682	65,441
Inventories	95,070	58,896
Income taxes receivable	-	1,287
Other current assets	4,482	4,526
Total current assets	215,089	162,191

Property, plant and equipment, net	55,984	53,116
Goodwill	27,489	15,961
Intangible assets, net	9,642	6,385
Other assets	2,872	2,331
Net deferred tax assets	9,790	3,310
TOTAL ASSETS	$320,866	$243,294

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$55,000	$31,336
Accrued warranty	19,786	19,334
Accrued compensation and related taxes	12,043	13,188
Deposits from customers	26,950	16,142
Other current liabilities and accrued expenses	12,461	7,659
Current portion of long-term debt	49	65
Total current liabilities	126,289	87,724

Long-term debt, less current portion	22,840	74
Other non-current liabilities	5,103	2,544
Total liabilities	154,232	90,342
Commitments and contingencies
Shareholders' equity:
Preferred stock, no par value: 2,000 shares authorized (none issued)	-	-
Common stock, $0.01 par value; 80,000 shares authorized; 35,087 and 34,383 outstanding	351	344
Additional paid in capital	78,773	76,837
Retained earnings	88,168	76,428
Total Spartan Motors, Inc. shareholders' equity	167,292	153,609
Non-controlling interest	(658)	(657)
Total shareholders' equity	166,634	152,592
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$320,866	$243,294

Spartan Motors, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016

Sales	$189,215	$148,664	$526,029	$444,927
Cost of products sold	160,564	130,571	461,327	390,206
Restructuring charge	-	83	156	83
Gross profit	28,651	18,010	64,546	54,638
Operating expenses:
Research and development	1,598	1,377	5,265	4,408
Selling, general and administrative	17,057	13,820	48,160	41,782
Restructuring charge	232	221	1,044	788
Total operating expenses	18,887	15,418	54,469	46,978

Operating income	9,764	2,592	10,077	7,660
Other income (expense):
Interest expense	(189)	(112)	(582)	(314)
Interest and other income	159	151	438	305

Total other income (expense)	(30)	39	(144)	(9)

Income before taxes	9,734	2,631	9,933	7,651
Taxes	(3,736)	(113)	(3,561)	(11)
Net Income	13,470	2,744	13,494	7,662
Less: net loss attributable to non-controlling interest	-	(1)	(1)	(6)

Net income attributable to Spartan Motors Inc.	$13,470	$2,745	$13,495	$7,668

Basic net earnings per share	$0.38	$0.08	$0.39	$0.22

Diluted net earnings per share	$0.38	$0.08	$0.39	$0.22

Basic weighted average common shares outstanding	35,105	34,439	34,882	34,406

Diluted weighted average common shares outstanding	35,105	34,439	34,882	34,406

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended September 30, 2017 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$63,369	$-	$-	$-	$63,369
Fleet vehicle sales	-	66,850	4,312	(4,312)	66,850
Motorhome chassis sales	-	-	37,034	-	37,034
Other specialty chassis and vehicles	-	-	4,738	-	4,738
Aftermarket parts and assemblies	2,503	11,787	2,934	-	17,224
Total Sales	$65,872	$78,637	$49,018	$(4,312)	$189,215

Adjusted EBITDA	$2,501	$8,785	$5,149	$(3,541)	$12,894

Spartan Motors, Inc. and Subsidiaries
Sales and Other Financial Information by Business Segment
Unaudited

Three Months Ended September 30, 2016 (in thousands of dollars)

	Business Segments
	Emergency Response	Fleet Vehicles & Services	Specialty Chassis & Vehicles	Other	Consolidated
Emergency response vehicle sales	$40,185	$-	$-	$-	$40,185
Fleet vehicle sales	-	57,422	2,244	(2,244)	57,422
Motorhome chassis sales	-	-	22,344	-	22,344
Other specialty chassis and vehicles	-	-	4,091	-	4,091
Aftermarket parts and assemblies	1,934	20,537	2,151	-	24,622
Total Sales	$42,119	$77,959	$30,830	$(2,244)	$148,664

Adjusted EBITDA	$(1,166)	$10,118	$1,330	$(2,909)	$7,373

Sales and Other Financial Information by Business Segment
(Unaudited)

Period End Backlog (amounts in thousands of dollars)
	Sept. 30, 2017	June 30, 2017	Mar. 31, 2017	Dec. 31, 2016	Sept. 30, 2016
Emergency Response Vehicles*	$213,334	$214,794	$214,463	$139,870	$149,753

Fleet Vehicles and Services*	292,540	131,280	113,960	89,549	102,218

Motorhome Chassis *	31,179	25,823	21,772	18,749	19,114
Aftermarket Parts and Accessories	694	892	1,075	1,288	1,012
Total Specialty Chassis & Vehicles	31,873	26,715	22,847	20,037	20,126

Total Backlog	$537,747	$372,789	$351,270	$249,546	$272,097

 * Anticipated time to fill backlog orders at September 30, 2017; 12 months or less for emergency response vehicles; 3 months or less for motorhome chassis; 4 months or less for fleet vehicles and services, except for the USPS truck body order which will be fulfilled throughout 2018 and 2019; and 1 month or less for other products.

Reconciliation of Non-GAAP Financial Measures

This release contains Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted net income, adjusted earnings per share, forecasted Adjusted EBITDA, and forecasted adjusted earnings per share, which are all Non-GAAP financial measures. Our management uses Adjusted EBITDA to evaluate the performance of and allocate resources to our segments. These non-GAAP measures are calculated by excluding items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring actions taken to improve the efficiency and profitability of certain of our manufacturing operations, expenses related to a recent business acquisition, the impact of the step-up in inventory value associated with the recent business acquisition, and the impact of the business acquisition on the timing of chassis revenue recognition. We present these adjusted Non-GAAP measures because we consider them to be important supplemental measures of our performance and believe them to be useful to improve the comparability of our results from period to period and with our competitors, as well as to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

The adjusted Non-GAAP measures are not measurements of our financial performance under GAAP and should not be considered as an alternative to net income or earnings per share under GAAP. These adjusted Non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating the adjusted Non-GAAP measures, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation, despite our assessment that such expenses are infrequent or not indicative of our operating performance. Our presentation of the adjusted Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted Non-GAAP measures only as a supplement.

The following tables reconcile net income to Adjusted EBITDA, net income to adjusted net income, earnings per share to adjusted earnings per share, forecasted net income to Adjusted EBITDA and forecasted earnings per share to adjusted earnings per share for the periods indicated.

Financial Summary (Non-GAAP)
Consolidated
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,
Spartan Motors, Inc.	2017	% of sales	2016	% of sales
Net income	$13,470	7.1%	$2,744	1.8%
Add (subtract):
Restructuring	232		304
Intercompany chassis impact	108		-
Asset impairment	-		406
Recall expense	(368)		1,742
Acquisition related expenses	354		-
Deferred tax asset valuation allowance	(6,295)		(1,716)
Tax effect of adjustments	(98)		(111)
Adjusted net income	$7,403	3.9%	$3,369	2.3%

Net income	$13,470	7.1%	$2,744	1.8%
Add (subtract):
Depreciation and amortization	2,645		2,178
Taxes on income	(3,736)		(113)
Interest expense	189		112
EBITDA	$12,568	6.6%	$4,921	3.3%
Add (subtract):
Restructuring	232		304
Intercompany chassis impact	108		-
Asset impairment	-		406
Recall expense	(368)		1,742
Acquisition related expenses	354		-
Adjusted EBITDA	$12,894	6.8%	$7,373	5.0%

Diluted net earnings per share	$0.38		$0.08
Add (subtract):
Restructuring	0.01		0.01
Intercompany chassis impact	-		-
Asset impairment	-		0.01
Recall expense	(0.01)		0.05
Acquisition related expenses	0.01		-
Deferred tax asset valuation allowance	(0.18)		(0.05)
Tax effect of adjustments	-		-
Adjusted Diluted net earnings per share	$0.21		$0.10

Emergency Response Vehicles Segment
(In thousands, unaudited)

	Three Months Ended September 30,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Emergency Response	$2,186	3.3%	$(3,835)	-9.1%
Add (subtract):
Depreciation and amortization	575		217
Taxes on income	-		-
Earnings before interest, taxes, depreciation and amortization	$2,761	4.2%	$(3,618)	-8.6%

Earnings before interest, taxes, depreciation and amortization	$2,761	4.2%	$(3,618)	-8.6%
Restructuring charges	-		304
Intercompany chassis impact	108		-
Recall expense	(368)		1,742
Asset impairment	-		406
Adjusted earnings before interest, taxes, depreciation and amortization	$2,501	3.8%	$(1,166)	-2.8%

Fleet Vehicles and Services Segment
(In thousands, unaudited)

	Three Months Ended September 30,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Fleet Vehicles and Services	$7,671	9.8%	$9,262	11.9%
Add (subtract):
Depreciation and amortization	855		813
Interest expense	27		43
Earnings before interest, taxes, depreciation and amortization	$8,553	10.9%	$10,118	13.0%

Earnings before interest, taxes, depreciation and amortization	$8,553	10.9%	$10,118	13.0%
Restructuring charges	232		-
Adjusted earnings before interest, taxes, depreciation and amortization	$8,785	11.2%	$10,118	13.0%

Specialty Chassis and Vehicles Segment
(In thousands, unaudited)

	Three Months Ended September 30,
	2017	% of sales	2016	% of sales
Net income (loss) attributable to Specialty Chassis and Vehicles	$4,781	9.8%	$1,144	3.7%
Add (subtract):
Depreciation and amortization	368		186
Earnings before interest, taxes, depreciation and amortization	$5,149	10.5%	$1,330	4.3%

Earnings before interest, taxes, depreciation and amortization	$5,149	10.5%	$1,330	4.3%
Restructuring charges	-		-
Adjusted earnings before interest, taxes, depreciation and amortization	$5,149	10.5%	$1,330	4.3%

FINANCIAL SUMMARY (Non-GAAP)

CONSOLIDATED
(In thousands, except per share data)
(Unaudited)

	Forecast Year Ending December 31, 2017
	Low	Mid	High
Net income	$17,000	$17,200	$17,500
Add:
Depreciation and amortization	10,200	10,200	10,200
Interest expense	600	600	600
Tax benefit	(2,800)	(2,500)	(2,300)
EBITDA	$25,000	$25,500	$26,000
Add (subtract):
Restructuring	1,200	1,200	1,200
Acquisition related expenses	1,300	1,300	1,300
Recall expense	(300)	(300)	(300)
Chassis shipment delay	2,100	2,100	2,100
Adjusted EBITDA	$29,300	$29,800	$30,300

Earnings per share	$0.48	$0.49	$0.50
Add (substract):
Restructuring	0.03	0.03	0.03
Acquisition related expenses	0.04	0.04	0.04
Recall expense	(0.01)	(0.01)	(0.01)
Chassis shipment delay	0.07	0.07	0.07
Valuation allowance adjustment	(0.18)	(0.18)	(0.18)
Less tax effect of adjustments	(0.03)	(0.03)	(0.03)
Adjusted earnings per share	$0.40	$0.41	$0.42

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